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                                                                    Exhibit 10.1
                                                                    ------------


                                                       August 16, 1999


Michael Gonnerman
65 Washington Drive
Sudbury, MA 01776

Dear Mike,

I am very pleased to confirm our offer to you to join Dataware Technologies, Inc. as Treasurer, Chief Financial Officer and Vice President -- Finance reporting to the President and Chief Executive Officer.

The terms of our offer of employment are summarized in the attached Proposed Employment Terms.

In order to accept this position, please sign a copy of this letter and return it to me. Retain a copy for your records.

We are looking forward to working with you at Dataware.


Best regards,
DATAWARE TECHNOLOGIES, INC.


/s/ Ann C. Smith
----------------------------------
Ann C. Smith
Vice President Corporate Resources



Offer Accepted:

By /s/ Michael Gonnerman                Date 8/16/99
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Enclosure
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                               Michael Gonnerman
                           Proposed Employment Terms


Position:      Treasurer, Chief Financial Officer and Vice President - Finance,
--------       reporting to the President.


Term:          Your employment will commence on August 16,1999 (the "Start
----           Date"). Employment with Dataware is "at will" and can be
               terminated at any time at the option of either you or the Company.


Base Salary:   $180,000 per year, payable semi-monthly.
-----------


Auto           None.
----


Bonus:         45% of base salary, or $81,000, per calendar year at plan. Bonus
------         will be based 100% on overall Company performance.


Benefits:      You will be entitled to medical, dental, disability, and life
--------       insurance, 15 days paid vacation, 5 paid personal days and 5 paid sick days (accruing in proportion to the time worked during a calendar year) and 10 paid holidays per calendar year and other benefits provided to our executive employees.


Expenses:      The Company will reimburse you for reasonable business related
--------       expenses, including travel in accordance with the Company travel policy. Mileage reimbursements for business-related travel by private car will be at the latest IRS approved rate.


Equity:        The Company will grant you a qualified (ISO) stock option
-------        for 40,000,shares, subject to approval by the Dataware Board of
               Directors. The exercise price will be the fair market value on the grant date, defined as the closing price on the day before.
               The vesting is as follows:

                         2,500          Immediately
                         2,500          February 15, 2000
                         8,750          August 15, 2000
                         8,750          August 15, 2001
                         8,750          August 15, 2002
                         8,750          August 15, 2003

               Vesting will be accelerated should the Company be acquired or merged with another company. upon a "Change in Control" of the Company, as defined in the Company's Equity Incentive Plan.

               The option granted to you on June 18, 1998, will continue to vest while you are employed by Dataware, notwithstanding the termination of your consulting agreement with Dataware. Vesting of this option also will be accelerated upon a "Change in Control" of the Company, as defined in the Company's Equity Incentive Plan, in lieu of the acceleration provision in your June 18, 1998 Consulting Agreement.


Severance:     Should the Company terminate you "without "Cause" or should
----------     there be a Change in Control of the Company be acquired or merged with another company, and, as a result, your employment with the Company is terminated, the Company will continue your base salary plus earned pro-rata bonus for a period of four (4) months, plus one additional month for each full year of service with the Company. Total severance will be limited to twelve (12) months base salary plus earned pro-rata bonus. Severance payments will be reduced by any amounts you receive from subsequent employment during the severance period. "Cause" shall have the meaning given in your June 18, 1998 Consulting Agreement.


Other:         You will need to sign non-disclosure and non-competition
-----          agreements satisfactory to the Company prior to your start date.
               You will also need to certify that you have no outstanding non-disclosure, non-compete or employment obligations that would interfere with your full-time employment by Dataware.


Offer Accepted:

By /s/ Michael Gonnerman                Date 8/16/99
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